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Contact: Dennis Sabourin
Investor Relations Officer
(732) 212-3321

FOR IMMEDIATE RELEASE

WELLMAN, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2002 EARNINGS

Shrewsbury, NJ, February 12, 2003 - Wellman, Inc. (NYSE:WLM) today announced its financial results for the quarter and year ended December 31, 2002. The Company reported net earnings for the fourth quarter 2002 of $3.3 million, or $0.11 per diluted share, an improvement from the net loss of $0.6 million, or $0.02 per diluted share, for the fourth quarter 2001. For the full year 2002, the Company reported a net loss of $194.4 million, or $6.07 per diluted share, compared to net earnings of $8.4 million, or $0.26 per diluted share, for the full year 2001. The 2002 results included a $197.1 charge related to goodwill impairment as described below.

The Company reported net earnings from continuing operations of $3.3 million, or $0.11 per diluted share, for the fourth quarter and $26.4 million, or $0.82 per diluted share, for the full year 2002. This compares to earnings of $0.3 million, or $0.01 per diluted share, and $13.4 million, or $0.42 per diluted share, for the fourth quarter and full year 2001, respectively.

Excluding the effects of unusual items described below, the Company reported net income from continuing operations, of $3.1 million, or $0.10 per diluted share, for the fourth quarter 2002 and $26.2 million, or $0.82 per diluted share, for the full year. This compares to a net loss from continuing operations, excluding unusual items, of $4.4 million, or $0.14 per diluted share, and net earnings of $16.0 million, or $0.50 per diluted share, for the fourth quarter and full year 2001, respectively.

"The past year was disappointing," said Tom Duff, Chairman and CEO. "PET resin margins in 2002 were below expectations. However, we expect our future margins and profitability to improve with increased capacity utilization in North America. Fiber margins continued to be adversely impacted by imports in 2002. We are continuing to implement our new fibers strategy to develop and market differentiated value added fibers. Raw material costs have increased rapidly in 2003 and we have implemented and announced selling price increases in both our PET resins and polyester fibers businesses. However, given the competitive nature of our businesses and other market influences, there can be no assurance that announced price increases will occur."

	4Q02	4Q01	FY 02	FY 01
($ Millions except per share data)
Sales From Continuing Operations	$ 250.2	$223.8	$1,014.0	$1,007.0
Earnings from Continuing Operations Excluding Unusual Items
Net Earnings (Loss) Earnings (Loss) per diluted share	$ 3.1 (2) (3) $ 0.10	($4.4) (1) ($0.14)	$ 26.2 (2) (3) $ 0.82	$ 16.0 (1) $ 0.50
Effect of Unusual Items
Net Earnings (Loss) Earnings (Loss) per diluted share	$ 0.2 $ 0.01	$ 4.7 $ 0.15	$ 0.2 $ 0.0	($2.6) ($0.08)
Earnings from Continuing Operations
Net Earnings Earnings per diluted share	$ 3.3 $ 0.11	$ 0.3 $ 0.01	$ 26.4 $ 0.82	$ 13.4 $ 0.42
Earnings from Discontinued Operations
Net Loss Loss per diluted share	- -	($ 0.9) ($0.03)	($23.7) ($0.73)	($5.0) ($0.16)
Effect of Change in Accounting Principle (4)
Net Loss Loss per diluted share	- -	- -	($197.1) ($6.16)	- -
Total Earnings (Loss)
Net Earnings (Loss) Earnings (Loss) per diluted share	$3.3 $0.11	($0.6) ($0.02)	($194.4) ($6.07)	$8.4 $0.26

The following are the unusual items that occurred in 2001 and 2002:

(1) The net loss for the fourth quarter of 2001 included $4.7 million in income from business interruption insurance related to a production outage in the second quarter of 2001. Net income for the full year 2001 included the impact of the production outage in the second and third quarters and proceeds from business interruption insurance in the fourth quarter of 2001. The net impact of the outage on the full year 2001 was approximately $2.5 million including property damage, additional costs, lost profits, and insurance proceeds. Lost profits were calculated assuming the lost production was sold at the average selling price of comparable products in the second quarter.

(2) Net income in the fourth quarter and full year 2002 included $2.8 million in proceeds received under the Continued Dumping and Subsidy Offset Act (CDO) of 2002.

(3) Net income in the fourth quarter and full year 2002 included a charge of $2.6 million for expected losses on accounts receivable, including trade receivables from the entity that purchased the Company's POY business.

  We adopted the new rules on accounting for goodwill and other intangibles effective January 1, 2002. The new rules require that goodwill be evaluated for impairment and eliminate the amortization of goodwill. As a result of this evaluation, Wellman determined that goodwill allocated to its Fibers and Recycled Products Group segment was impaired by approximately $197.1 million.

Wellman, Inc. manufactures and markets high-quality polyester products, including PermaClear® and EcoClear® brand PET (polyethylene terephthalate) packaging resins and Fortrel® brand polyester fibers. The world's largest PET plastic recycler, Wellman utilizes a significant amount of recycled raw materials in its manufacturing operations.

Webcast of Conference Call

Wellman, Inc. will conduct a conference call, to review 4Q and 2002 year-end results and a Private Equity Investment, as well as guidance for 2003, at 11:00 a.m. EST on Thursday, February 13, 2003. This call is available in a live Webcast on the Wellman, Inc. web page. To access the Webcast, log onto the Wellman, Inc. website at: http://www.wellmaninc.com, go to the Investor Relations page and follow the prompts. Replay of the Webcast will be available late afternoon February 13, 2003 and will remain on the website for 7 days. The replay can be accessed by following the same procedure, used above, for the live Webcast. Presentation slides for the conference call will be available at 11:00 a.m. Thursday, February 13, 2003 on the Wellman, Inc. website Investor Relation page under the Webcasts and Conferences section as well as part of the live webcast.

Forward-Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "expects," "anticipates," and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including but not limited to: demand and competition for polyester fiber and PET resins; the financial condition of our customers; availability and cost of raw materials; availability and cost of petrochemical feedstock necessary for the production process; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; U.S., European, Far Eastern and global economic conditions; prices and volumes of imports; work stoppages; levels of production capacity and profitable operation of assets; changes in laws and regulations; prices of competing products; natural disasters; acts of terrorism; and maintaining the operations of our existing production facilities; and the impact of a governmental investigation of pricing practices in the polyester staple fiber industry. Actual results may differ materially from those expressed herein. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2001.

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Wellman, Inc
Consolidated Statement of Operations
(In Millions, except per share data)

(Unaudited)
Quarter Ended	Year Ended
December 31,	December 31,

2002	2001	2002	2001

Net Sales	$250.2	$223.8	$1,014.0	$1,007.0

Cost of Sales	227.4	202.6	901.2	899.0

Gross Profit	22.8	21.2	112.8	108.0

Selling, General and Administrative Expenses	19.8	17.7	71.5	72.8

Other income	4.4	4.4

Operating Income	7.4	3.5	45.7	35.2

Interest Expense, Net	2.8	3.4	10.3	17.9

Earnings From Continuing Operations
Before Income Taxes	4.6	0.1	35.4	17.3

Income Taxes	1.3	(0.2)	9.0	3.9

Earnings From Continuing Operations	3.3	0.3	26.4	13.4

Earnings (Loss) From Discontinued Operations	0.1	(1.4)	(36.4)	(7.7)

Tax Benefit From Discontinued Operations	0.0	(0.5)	(12.7)	(2.7)

Earnings (Loss) Before Cumulative Effect of
Accounting Change	3.4	(0.6)	2.7	8.4

Cumulative Effect of Accounting Change, Net of Tax	--	--	(197.1)	--

Net Earnings (Loss)	$3.4	($0.6)	($194.4)	$8.4

Basic Net Earnings (Loss) Per Common Share:
Earnings From Continuing Operations	$0.11	$0.01	$0.84	$0.43
Loss From Discontinued Operations	0.00	(0.03)	(0.75)	(0.16)
Cumulative Effect of Accounting Change	--	--	(6.24)	--
Net Earnings (Loss)	$0.11	($0.02)	($6.15)	$0.27

Diluted Net Earnings (Loss) Per Common Share:
Earnings From Continuing Operations	$0.11	$0.01	$0.82	$0.42
Loss From Discontinued Operations	0.00	(0.03)	(0.73)	(0.16)
Cumulative Effect of Accounting Change	--	--	(6.16)	--
Net Earnings (Loss)	$0.11	($0.02)	($6.07)	$0.26

Average Common Shares - (Basic)	31.6	31.6	31.6	31.5
Average Common Shares - (Diluted)	32.0	32.0	32.0	32.0
WELLMAN, INC.
SUPPLEMENTAL INFORMATION*

4Q/4Q	4Q/3Q
SALES BY GROUP	4Q02	4Q01	% Chg.	3Q02	% Chg.
Million $
Fibers & Recycled Products Group	$118.2	$107.3	10%	$124.2	-5%
Packaging Products Group	$132.0	$116.5	13%	$132.6	-0.5%
Total Sales	$250.2	$223.8	12%	$256.8	-3%

BALANCE SHEET DATA	12/31/2002	CASH FLOW DATA
Million $	Million $	4Q02	YTD
Cash	$0.0	Depreciation	$12.7	$56.3
Inventories	$113.3	Amortization	$0.2	$1.3
Total Debt	$233.6	Total D&A	$12.9	$57.6
Stockholders' Equity	$426.7	Cap. Exps.	$6.4	$21.7
Total Debt-to-Capital	35.4%

*Preliminary